AMENDMENT NO. 1 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

 THIS EXHIBIT to the Investment Management Agreement dated January 4, 2010
(the "Agreement") between DELAWARE GROUP GLOBAL & INTERNATIONAL
FUNDS and DELAWARE MANAGEMENT COMPANY, a series of Delaware
Management Business Trust (the "Investment Manager"), amended as of the 16th day of
March, 2010 lists the Funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each Fund and the date on which the Agreement became effective for each
Fund.

Fund Name
Effective Date
Management Fee Schedule (as a
percentage of average daily net assets)
Annual Rate
Delaware Emerging Markets Funds
March 16, 2010
1.25% on first $500 million
1.20% on next $500 million
1.15% on next $1.5 billion
1.10% on assets in excess of $2.5 billion
Delaware Focus Global Growth Fund
January 4, 2010
0.85% on first $500 million
0.80% on next $500 million
0.75% on next $1.5 billion
0.70% on assets in excess of $2.5 billion
Delaware International Value Equity
Fund
January 4, 2010
0.85% on first $500 million
0.80% on next $500 million
0.75% on next $1.5 billion
0.70% on assets in excess of $2.5 billion
Delaware Macquarie Global
Infrastructure Fund
January 4, 2010
0.90% on first $500 million
0.85% on next $500 million
0.80% on next $1.5 billion
0.75% on assets in excess of $2.5 billion
Delaware Global Value Fund
January 4, 2010
0.85% on first $500 million
0.80% on next $500 million
0.75% on next $1.5 billion
0.70% on assets in excess of $2.5 billion

DELAWARE MANAGEMENT COMPANY,
A series of Delaware Management Business
Trust

DELAWARE GROUP GLOBAL &
INTERNATIONAL FUNDS

By: /s/ DAVID P. O'CONNOR
Name: David P. O'Connor
Title: Senior Vice President

By: /s/ PATRICK P. COYNE
Name: Patrick P. Coyne
Title: President

834313_1.DOC
WS: MFG_Philadelphia: 834313: v1